Exhibit 99.1

REALOGY REPORTS RESULTS FOR THIRD QUARTER 2010

Real Estate Leader Posts Net Revenue of $1.1 Billion,

Operations Continue to Focus on Strategic Growth

PARSIPPANY, N.J., November 9, 2010 – Realogy Corporation, a global leader in real estate and relocation services, today reported results for the third quarter ended September 30, 2010. Realogy’s net revenue for the third quarter of $1.1 billion decreased 10% compared to the same period in 2009. For the quarter, Realogy recorded net loss attributable to the Company of $33 million. Reported EBITDA for the quarter was $177 million. EBITDA before restructuring and other items for the quarter was $173 million, a decline of $25 million year-over-year due primarily to a reduction in home sale transactions.

“Our emphasis on growing our businesses has produced results,” said Richard A. Smith, Realogy’s chief executive officer. “The Realogy Franchise Group added new franchisees and sales associates with $264 million of gross commission income (GCI) year to date, including Realogy’s largest conversion on record with the addition of Mason-McDuffie Real Estate in Northern California to the Better Homes and Garden Real Estate brand in September. NRT acquired approximately $30 million in GCI year to date, including its expansion into Philadelphia with the acquisition of Coldwell Banker Preferred in the beginning of October. In addition, NRT has recruited new sales associates who collectively generated more than $60 million in gross commission income during the last 12 months.”

Following the second quarter expiration of the federal tax credit for home purchases, Realogy’s core business drivers declined during the third quarter. The number of home sale transactions decreased 19% year-over-year at the Realogy Franchise Group (RFG) and decreased 25% at NRT, the company-owned brokerage unit. Offsetting these declines, the average home sale price increased at both RFG and NRT in the third quarter by 4% and 12% year-over-year, respectively, outperforming the market as reported by the National Association of Realtors (NAR) due to mix of business. Cartus experienced a 30% increase in relocation initiations primarily due to increased volume from corporate clients including incremental business from the Primacy Relocation acquisition. Title Resource Group had a 21% increase in refinance title and closing units that partially offset a 25% decrease in its resale title and closing units and a 2% decline in the average price per closing unit.

“The improvement in home sales aided by the Homebuyer Tax Credit in the second quarter clearly did not survive the program’s conclusion,” added Smith. “That said, we do believe it contributed to more stabilized pricing.”

“The uncertainty created by the disruptions in the foreclosure review process could further complicate an already fragile housing market,” said Anthony Hull, Realogy’s chief financial officer. “While we have not seen any significant national impact caused by the uncertainty in the REO market, we continue to monitor foreclosure developments and their potential effect on our business.”

Realogy Reports Results for Third Quarter 2010	Page 2

Despite anticipated weak year-over-year comparisons in the fourth quarter 2010, the sequential seasonally adjusted annualized rate (SAAR) of home sales in the fourth quarter is anticipated to increase between 7% and 8% according to Fannie Mae and NAR.

“For the next 4 quarters, we believe the sequential SAAR data will be the best gauge of the housing market on a comparative basis because the Homebuyer Tax Credits in the fourth quarter of 2009 and the second quarter of 2010 created swings in year-over-year comparisons that are not representative indicators of the direction of the housing market,” added Hull. “We are seeing gains in sequential monthly closed sales as reported by NAR, which, if continued for the balance of this year and into 2011, could result in an improved housing market, particularly in the second half of 2011.”

Balance Sheet Information and Covenant Compliance as of September 30, 2010

The Company ended the third quarter with $206 million of readily available cash and no outstanding balance on its revolving credit facility as of September 30, 2010. However, there was $120 million outstanding as of November 5, 2010 due primarily to cash interest payments made in mid-October, and which we expect will be substantially repaid by year end. The Company also permanently reduced its synthetic letter of credit from $507 million as of June 30, 2010 to $257 million at September 30, 2010, of which $133 million related to potential remaining legacy liabilities.

A complete balance sheet is included as Table 2 of this press release.

As of September 30, 2010, the Company’s senior secured leverage ratio was 4.57 to 1, which is below the 5.0 to 1 maximum ratio required to be in compliance with its Credit Agreement. The senior secured leverage ratio is determined by dividing Realogy’s senior secured net debt of $2.87 billion at September 30, 2010 by the Company’s Adjusted EBITDA of $628 million for the 12 months ended September 30, 2010. (Please see Tables 6 and 7 for a reconciliation of EBITDA before restructuring and other items, Adjusted EBITDA and net loss attributable to Realogy to EBITDA, and Table 8 for the definition of non-GAAP financial measures.)

Investor Webcast

Realogy will hold a Webcast to review its third quarter 2010 results at 4:00 p.m. (EST) today. The call will be hosted by CEO Richard A. Smith and CFO Anthony Hull. The conference call will be made available live via webcast on the Investor Information section of the Realogy website. A replay of the webcast will be available at www.realogy.com from Nov. 9 through Nov. 23.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,700 offices and 267,000 sales associates doing business in 100 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual

Realogy Reports Results for Third Quarter 2010	Page 3

results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or further declines in home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, the termination of the federal homebuyer tax credit program, continuing high levels of foreclosures or further disruptions in the foreclosure review process, our geographic and high-end market concentration in particular to our company-owned brokerage operations and reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant’s remaining contingent liabilities; any outbreak or escalation of hostilities on a national, regional or international basis or adverse effects of natural disasters or environmental catastrophes; our failure to enter into or renew franchise agreements, maintain our brands or the inability of franchisees to survive the current real estate cycle; our inability to realize benefits from future acquisitions; our inability to sustain improvements in our operating efficiency; and our inability to access capital, including debt refinancing, and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, under the heading “Forward-Looking Statements” in our Form 10-Q for the quarter ended September 30, 2010, and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Realogy Reports Results for Third Quarter 2010	Page 4

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Gross commission income	$751	$878	$2,280	$2,096
Service revenue	197	174	518	469
Franchise fees	67	79	203	201
Other	37	38	123	118

Net revenues	1,052	1,169	3,124	2,884

Expenses
Commission and other agent-related costs	490	567	1,479	1,336
Operating	315	309	925	950
Marketing	42	38	138	124
General and administrative	45	63	180	179
Former parent legacy costs (benefit), net	(6)	5	(315)	(37)
Restructuring costs	2	15	12	59
Depreciation and amortization	49	48	148	147
Interest expense/(income), net	151	139	458	430
Gain on extinguishment of debt	—	(75)	—	(75)
Other (income)/expense, net	—	(1)	(6)	(11)

Total expenses	1,088	1,108	3,019	3,102

Income (loss) before income taxes, equity in earnings and noncontrolling interests	(36)	61	105	(218)

Income tax expense	10	8	134	15
Equity in earnings of unconsolidated entities	(13)	(6)	(22)	(18)

Net income (loss)	(33)	59	(7)	(215)
Less: Net income attributable to noncontrolling interests	—	(1)	(1)	(1)

Net income (loss) attributable to Realogy	$(33)	$58	$(8)	$(216)

Realogy Reports Results for Third Quarter 2010	Page 5

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$235	$255
Trade receivables (net of allowance for doubtful accounts of $66 and $66)	140	102
Relocation receivables	437	334
Relocation properties held for sale	28	—
Deferred income taxes	71	85
Other current assets	102	98

Total current assets	1,013	874

Property and equipment, net	185	211
Goodwill	2,591	2,577
Trademarks	732	732
Franchise agreements, net	2,925	2,976
Other intangibles, net	488	453
Other non-current assets	228	218

Total assets	$8,162	$8,041

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$168	$96
Securitization obligations	338	305
Due to former parent	117	505
Revolving credit facilities and current portion of long-term debt	170	32
Accrued expenses and other current liabilities	631	502

Total current liabilities	1,424	1,440

Long-term debt	6,678	6,674
Deferred income taxes	875	760
Other non-current liabilities	166	148

Total liabilities	9,143	9,022

Commitments and contingencies

Equity (deficit):
Common stock	—	—
Additional paid-in capital	2,024	2,020
Accumulated deficit	(2,979)	(2,971)
Accumulated other comprehensive loss	(28)	(32)

Total Realogy stockholder’s deficit	(983)	(983)

Noncontrolling interests	2	2

Total equity (deficit)	(981)	(981)

Total liabilities and equity (deficit)	$8,162	$8,041

Realogy Reports Results for Third Quarter 2010	Page 6

Table 3

REALOGY CORPORATION

2010 KEY DRIVERS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	% Change		2010	2009	% Change
Real Estate Franchise Services (a)
Closed homesale sides	229,241	281,973	(19%)		711,061	719,682	(1%)
Average homesale price	$202,272	$194,881	4%		$196,641	$189,600	4%
Average homesale broker commission rate	2.53%	2.53%	—		2.54%	2.55%	(1	)bps
Net effective royalty rate	4.95%	5.11%	(16	)bps	5.01%	5.12%	(11	)bps
Royalty per side	$267	$260	3%		$261	$257	2%

Company Owned Real Estate Brokerage Services
Closed homesale sides	61,092	81,025	(25%)		197,207	200,886	(2%)
Average homesale price	$457,782	$407,398	12%		$432,996	$384,930	12%
Average homesale broker commission rate	2.47%	2.49%	(2	)bps	2.48%	2.51%	(3	)bps
Gross commission income per side	$12,209	$10,816	13%		$11,522	$10,413	11%

Relocation Services
Initiations (b)	36,743	28,326	30%		115,361	89,077	30%
Referrals (c)	19,625	20,320	(3%)		53,504	48,388	11%

Title and Settlement Services
Purchase title and closing units	22,963	30,653	(25%)		73,042	77,612	(6%)
Refinance title and closing units	17,546	14,493	21%		39,860	57,119	(30%)
Average price per closing unit	$1,381	$1,405	(2%)		$1,406	$1,293	9%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes initiations of 6,516 and 19,305 for the three and nine months ended September 30, 2010, respectively, related to the Primacy acquisition in 2010.
(c)	Includes referrals of 1,513 and 3,756 for the three and nine months ended September 30, 2010, respectively, related to the Primacy acquisition in 2010.

Realogy Reports Results for Third Quarter 2010	Page 7

Table 4

REALOGY CORPORATION

2009 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009

Real Estate Franchise Services (a)
Closed homesale sides	178,233	259,476	281,973	263,834	983,516
Average homesale price	$182,865	$188,489	$194,881	$192,604	$190,406
Average homesale broker commission rate	2.57%	2.57%	2.53%	2.54%	2.55%
Net effective royalty rate	5.15%	5.10%	5.11%	5.04%	5.10%
Royalty per side	$253	$256	$260	$255	$257

Company Owned Real Estate Brokerage Services
Closed homesale sides	47,499	72,362	81,025	72,931	273,817
Average homesale price	$355,838	$378,870	$407,398	$406,549	$390,688
Average homesale broker commission rate	2.55%	2.52%	2.49%	2.51%	2.51%
Gross commission income per side	$9,909	$10,292	$10,816	$10,814	$10,519

Relocation Services
Initiations	27,677	33,074	28,326	25,607	114,684
Referrals	10,719	17,349	20,320	16,607	64,995

Title and Settlement Services
Purchase title and closing units	18,811	28,148	30,653	27,077	104,689
Refinance title and closing units	19,933	22,693	14,493	12,808	69,927
Average price per closing unit	$1,211	$1,258	$1,405	$1,396	$1,317

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Third Quarter 2010	Page 8

Table 5a

REALOGY CORPORATION

SELECTED 2010 FINANCIAL DATA

(In millions)

	For the Three Months ended March 31, 2010	For the Three Months ended June 30, 2010	For the Three Months ended September 30, 2010
Revenue (a)
Real Estate Franchise Services	$122	$173	$138
Company Owned Real Estate Brokerage Services	601	956	762
Relocation Services	76	106	122
Title and Settlement Services	65	86	84
Corporate and Other	(45)	(68)	(54)

Total Company	$819	$1,253	$1,052

EBITDA (b)
Real Estate Franchise Services	$65	$123	$90
Company Owned Real Estate Brokerage Services	(34)	84	31
Relocation Services	4	27	51
Title and Settlement Services	(5)	11	8
Corporate and Other	(19)	299	(3)

Total Company	$11	$544	$177

Depreciation and amortization	50	49	49
Interest expense, net	152	155	151
Income tax expense (benefit)	6	118	10

Net income (loss) attributable to Realogy	$(197)	$222	$(33)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $45 million, $68 million, and $54 million for the three months ended March 31, June 30, and September 30 2010, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $10 million and $12 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30 and September 30, 2010, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $6 million and $5 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2010 , $4 million of restructuring costs offset by a net benefit of $314 million of former parent legacy items primarily as a result of tax and other liability adjustments for the three months ended June 30, 2010 and $2 million of restructuring costs offset by a net benefit of $6 million of former parent legacy items for the three months ended September 30, 2010 broken down by business units as follows:

	For the Three Months ended March 31, 2010	For the Three Months ended June 30, 2010	For the Three Months ended September 30, 2010
Real Estate Franchise Services	$—	$—	$—
Company Owned Real Estate Brokerage Services	3	2	2
Relocation Services	2	1	—
Title and Settlement Services	1	—	—
Corporate and Other	5	(313)	(6)

Total Company	$11	$(310)	$(4)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2010 was: RFG $65 million, NRT ($31) million, Cartus $6 million, TRG ($4) million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended June 30, 2010 was: RFG $123 million, NRT $86 million, Cartus $28 million, TRG $11 million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended September 30, 2010 was: RFG $90 million, NRT $33 million, Cartus $51 million, TRG $8 million and Corporate ($9) million.

Realogy Reports Results for Third Quarter 2010	Page 9

Table 5b

REALOGY CORPORATION

SELECTED 2009 FINANCIAL DATA

(In millions)

	For the Three Months ended March 31, 2009	For the Three Months ended June 30, 2009	For the Three Months ended September 30, 2009	For the Three Months end December 31, 2009	For the Year Ended December 31, 2009
Revenue (a)
Real Estate Franchise Services	$105	$143	$151	$139	$538
Company Owned Real Estate Brokerage Services	491	764	896	808	2,959
Relocation Services	71	80	92	77	320
Title and Settlement Services	68	88	91	81	328
Corporate and Other	(38)	(57)	(61)	(57)	(213)

Total Company	$697	$1,018	$1,169	$1,048	$3,932

EBITDA (b)
Real Estate Franchise Services	$44	$85	$107	$87	$323
Company Owned Real Estate Brokerage Services	(84)	24	48	18	6
Relocation Services	—	72	34	16	122
Title and Settlement Services	(5)	12	10	3	20
Corporate and Other	(17)	(8)	54	(35)	(6)

Total Company	$(62)	$185	$253	$89	$465

Depreciation and amortization	51	48	48	47	194
Interest expense, net	144	147	139	153	583
Income tax expense (benefit)	2	5	8	(65)	(50)

Net income (loss) attributable to Realogy	$(259)	$(15)	$58	$(46)	$(262)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million, $57 million, $61 million and $57 million for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million, $9 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $213 million for the year ended December 31, 2009. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $34 million for the year ended December 31, 2009. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2009, $10 million of restructuring costs offset by a benefit of $46 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $9 million of expenses recorded at Corporate) for the three months ended June 30, 2009, $15 million and $5 million of restructuring costs and former legacy items along with a $75 million gain on extinguishment of debt for the three months ended September 30, 2009 and $11 million, $3 million and $1 million of restructuring costs, former legacy items and merger cost, respectively for the three months ended December 31, 2009. EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million.

	For the Three Months ended March 31, 2009	For the Three Months ended June 30, 2009	For the Three Months ended September 30, 2009	For the Three Months ended December 31, 2009	For the Year Ended December 31, 2009
Real Estate Franchise Services	$1	$1	$1	$—	3
Company Owned Real Estate
Brokerage Services	25	5	13	4	47
Relocation Services	5	(52)	—	2	(45)
Title and Settlement Services	1	1	—	1	3
Corporate and Other	6	9	(69)	8	(46)

Total Company	$38	$(36)	$(55)	$15	$(38)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended June 30, 2009 was as follows: RFG $86 million, NRT $29 million, Cartus $20 million, TRG $13 million, and Corporate $1 million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended September 30, 2009 was as follows: RFG $108 million, NRT $61 million, Cartus $34 million, TRG $10 million, and Corporate ($15) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended December 31, 2009 was as follows: RFG $87 million, NRT $22 million, Cartus $18 million, TRG $4 million, and Corporate ($27) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2009 was as follows: RFG $326 million, NRT $53 million, Cartus $77 million, TRG $23 million, and Corporate ($52) million.

Realogy Reports Results for Third Quarter 2010	Page 10

Table 6

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

(In millions)

A reconciliation of net income (loss) attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2010 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended December 31, 2009	Nine Months Ended September 30, 2009	Three Months Ended December 31, 2009	Nine Months Ended September 30, 2010	Twelve Months Ended September 30, 2010
Net loss attributable to Realogy	$(262)	$(216)	$(46)	$(8)	$(54	)(a)
Income tax expense (benefit)	(50)	15	(65)	134	69

Income (loss) before income taxes	(312)	(201)	(111)	126	15
Interest expense, net	583	430	153	458	611
Depreciation and amortization	194	147	47	148	195

EBITDA	465	376	89	732	821	(b)
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy cost (benefit) items, net (c)					(288)
Pro forma cost-savings for 2010 restructuring initiatives (d)					11
Pro forma cost-savings for 2009 restructuring initiatives (e)					1
Pro forma effect of business optimization initiatives (f)					50
Non-cash charges (g)					6
Non-recurring fair value adjustments for purchase accounting (h)					4
Pro forma effect of acquisitions and new franchisees (i)					6
Apollo management fees (j)					15
Incremental securitization interest costs (k)					2

Adjusted EBITDA					$628

Total senior secured net debt (l)					$2,873
Senior secured leverage ratio					4.57x

(a)	Net income (loss) attributable to Realogy consists of: (i) a loss of $46 million for the fourth quarter of 2009; (ii) a loss of $197 million for the first quarter of 2010; (iii) income of $222 million for the second quarter of 2010; and (iv) a loss of $33 million for the third quarter of 2010.
(b)	EBITDA consists of: (i) $89 million for the fourth quarter of 2009; (ii) $11 million for the first quarter of 2010; (iii) $544 million for the second quarter of 2010; and (iv) $177 million for the third quarter of 2010.
(c)	Consists of $23 million of restructuring costs and $1 million of merger costs offset by a net benefit of $312 million for former parent legacy items.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first nine months of 2010. From this restructuring, we expect to reduce our operating costs by approximately $19 million on a twelve-month run-rate basis and estimate that $8 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from October 1, 2009 through the time they were put in place had those actions been effected on October 1, 2009.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2009. From this restructuring, we expect to reduce our operating costs by approximately $103 million on a twelve-month run-rate basis and estimate that $102 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from October 1, 2009 through the time they were put in place had those actions been effected on October 1, 2009.
(f)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs of $22 million as well as $28 million for employee retention accruals.

Realogy Reports Results for Third Quarter 2010	Page 11

(g)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $6 million of stock-based compensation expense, less $14 million for the change in the allowance for doubtful accounts and notes reserves from October 1, 2009 through September 30, 2010.
(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(i)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on October 1, 2009. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of October 1, 2009.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended September 30, 2010.
(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2010.
(l)	Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $3,067 million plus $12 million of capital lease obligations less $206 million of readily available cash as of September 30, 2010. Pursuant to the terms of the senior secured credit agreement, senior secured net debt does not include Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes.

Realogy Reports Results for Third Quarter 2010	Page 12

Table 7

Reconciliation of net income (loss) attributable to Realogy to EBITDA before restructuring and other items (In millions)

A reconciliation of net income (loss) attributable to Realogy to EBITDA and EBITDA before restructuring and other items for the three and nine months ended September 30, 2010 and 2009 are set forth in the following tables:

	Three Months Ended September 30,
	2010	2009
Net income (loss) attributable to Realogy	$(33)	$58
Income tax expense	10	8

Income (loss) before income taxes	(23)	66
Interest expense, net	151	139
Depreciation and amortization	49	48

EBITDA	$177	$253

Legacy costs (benefits), net	(6)	5
Restructuring costs	2	15
Gain on extinguishment of debt	—	(75)

Total restructuring and other items	(4)	(55)

EBITDA before restructuring and other items	$173	$198

	Nine Months Ended September 30,
	2010	2009
Net income (loss) attributable to Realogy	$(8)	$(216)
Income tax expense	134	15

Income (loss) before income taxes	126	(201)
Interest expense, net	458	430
Depreciation and amortization	148	147

EBITDA	$732	$376

Legacy costs (benefits), net	(315)	(37)
Restructuring costs	12	59
Gain on extinguishment of debt	—	(75)

Total restructuring and other items	(303)	(53)

EBITDA before restructuring and other items	$429	$323

Realogy Reports Results for Third Quarter 2010	Page 13

Table 8

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is calculated by adjusting EBITDA by restructuring, legacy, and other items as described in Table 7 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in Table 6 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA before restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost-savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost-savings or pro forma effect recognized in future periods.